Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

AGM GROUP HOLDINGS INC.

We consent to the inclusion in the forgoing Registration Statement of AGM GROUP HOLDINGS INC. (the “Company”) on Form F-1/A of our report dated July 20, 2017, relating to our audit of the consolidated balance sheets as of December 31, 2016 and 2015, and the consolidated statements of operations and comprehensive income, changes in shareholders' equity, and cash flows for the year ended December 31, 2016 and for the period from Inception (April 27, 2015) to December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

July 21, 2017